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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-3 (to be filed on or around November 20, 2015) and related Prospectus of Global Partners LP for the registration of 5,049,848 common units representing limited partnership interests in Global Partners LP, and to the incorporation by reference therein of our reports dated March 13, 2015, with respect to the consolidated financial statements and schedule of Global Partners LP, and the effectiveness of internal control over financial reporting of Global Partners LP, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 19, 2015

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm